Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

Invesco Tax-Exempt Funds:

We consent to the use of our report dated May 15, 2019, with respect to the financial statements and financial highlights of Invesco Oppenheimer Municipal Fund, formerly Oppenheimer Municipal Fund, as of March 31, 2019, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado

July 25, 2019